Exhibit 5.1

SmartFinancial, Inc.

5401 Kingston Pike, Suite 600

Knoxville, Tennessee

January 25, 2017

Ladies and Gentlemen:

We are acting as counsel to SmartFinancial, Inc., a Tennessee corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (the “Common Stock”), by the Company and certain selling shareholders of the Company (the “Selling Shareholders”) pursuant to that certain Underwriting Agreement, dated January 24, 2017 (the “Underwriting Agreement”), by and among the Company, the Selling Shareholders, and Raymond James & Associates, Inc. as representative of the underwriters named therein (collectively, the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of (i) 1,600,000 newly issued shares of Common Stock (and up to an additional 240,000 newly issued shares of Common Stock to cover over-allotments, if any) (all such newly issued shares of Common Stock are hereinafter referred to as the “Company Shares”) and (ii) an aggregate 170,084 shares of Common Stock comprised of (A) Common Stock beneficially owned by the Selling Shareholders (the “Selling Shareholders’ Common Stock”), and (B) Common Stock issuable upon the exercise of stock options granted under the 2007 SmartBank Stock Option Plan (the “Option Shares,” and together with the Selling Shareholders’ Common Stock, the “Selling Shareholders’ Securities”) (the Selling Shareholders’ Securities together with the Company’s Shares are collectively referred to herein as the “Shares”).

The Shares are being offered and sold by the Company and the Selling Shareholders pursuant to a prospectus supplement dated January 25, 2017, and the accompanying base prospectus (together, the “Prospectus”), that form part of the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on November 25, 2016 and amended on December 22, 2016 (File No. 333-214802) (the “Registration Statement”), which was declared effective on January 9, 2017. This opinion is being furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Prospectus; (c) the Company’s Second Amended and Restated Charter, as amended and currently in effect (the “Charter”); (d) the Company’s Second Amended and Restated Bylaws, as amended and currently in effect (the “Bylaws”); (e) excerpts from minutes of the meetings of the board of directors of the Company; and (f) such other certificates, statutes, instruments, documents, and records deemed by us to be relevant to this opinion letter. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In rendering such opinion, we have relied as to factual matters upon the representations, warranties, and other statements made in the Underwriting Agreement.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1. The Company Shares to be sold by the Company have been duly authorized. When certificates representing the Company Shares have been duly executed, countersigned, registered, and delivered (or such shares are issued in uncertificated form in accordance with the Company’s Bylaws and Tennessee law) and the Company Shares are paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Company Shares will be validly issued, fully paid, and non-assessable

2. The Selling Shareholders’ Common Stock is duly authorized, validly issued, fully paid, and non-assessable. The Option Shares have been duly authorized. When certificates representing the Option Shares have been duly executed, countersigned, registered and delivered (or such shares are issued in uncertificated form in accordance with the Company’s Bylaws and Tennessee law) and the Option Shares are paid for by the applicable Selling Shareholders in accordance with the terms of the options being exercised by such Selling Shareholders, the Option Shares will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the law of the State of Tennessee and the federal securities laws of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Underwriting Agreement and may not be used, or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to a current report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the final prospectus supplement filed together with the prospectus by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act on January 25, 2017. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Butler Snow LLP
Butler Snow LLP

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